Exhibit 2

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [•] day of January, 2023, by and among Advanced Emissions Solutions, Inc., a Delaware corporation (the “Issuer”), Elbert Holdings, Inc., a Delaware corporation (“Elbert”), solely as it relates to the recitals hereof, and the undersigned (“Subscriber”).

WHEREAS, the Subscriber previously entered into a Subscription Agreement with Elbert (the “Prior Subscription Agreement”) for the purchase of shares of Elbert’s common stock;

WHEREAS, the Subscriber and Elbert now acknowledge and agree that the obligation to purchase shares of Elbert’s common stock under the Prior Subscription Agreement and all other obligations of such parties under the Prior Subscription Agreement are hereby terminated and the Prior Subscription Agreement is of no further force and effect as of the date hereof;

WHEREAS, concurrent herewith, the Issuer is entering into that certain Securities Purchase Agreement, dated as of January [•], 2023 (as may be amended or supplemented from time to time, the “Purchase Agreement”), among the Issuer and Arq Limited, a company incorporated under the laws of Jersey (“Arq”), whereby, among other things, the Issuer will purchase the Purchased Interests from Arq and Arq will sell the Purchased Interests to the Issuer, on the terms and subject to the conditions set forth therein and in the ancillary agreements thereto (the “Transaction”) (capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Purchase Agreement);

WHEREAS, in connection with and immediately following the Transaction, on the terms and subject to the conditions set forth in this Subscription Agreement, Subscriber desires to subscribe for and purchase from the Issuer the number of shares of the Issuer’s common stock, par value $0.001 per share (the “Common Shares”), set forth on the signature page hereto (the “Acquired Shares”), at a per share purchase price equal to the Per Share Purchase Price (as defined below), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Aggregate Subscription Amount set forth on the signature page hereto (the “Aggregate Purchase Price”) by or on behalf of Subscriber to the Issuer at the Closing (as defined herein);

WHEREAS, contemporaneously with the execution and delivery of this Subscription Agreement, the parties hereto are executing and delivering a registration rights agreement (the “Registration Rights Agreement”), under which the Issuer has agreed to provide certain registration rights with respect to the Common Shares and Acquired Shares under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder, and applicable state securities laws; and

WHEREAS, in connection with the Transaction, certain “accredited investors” (as such term is defined in Rule 501 under the Securities Act) or “qualified institutional buyers” (as defined in Rule 144A promulgated under the Securities Act) other than the Subscriber (each, an “Other Subscriber”), have entered into subscription agreements with the Issuer substantially similar to this Subscription Agreement, pursuant to which such Other Subscribers have agreed to subscribe for and purchase, and the Issuer has agreed to issue and sell to such Other Subscribers, on the Closing Date (as defined herein), Common Shares at the Per Share Purchase Price (the “Other Subscription Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby irrevocably subscribes for and agrees to purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Aggregate Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”). Subscriber understands and agrees that the Issuer reserves the right to accept or reject the Subscriber’s subscription for the Acquired Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by the Issuer, and the same shall be deemed to be accepted by the Issuer only when this Subscription Agreement is signed by a duly authorized person by or on behalf of the Issuer. In the event of rejection of the entire subscription by the Issuer, the Subscriber’s payment hereunder will be returned promptly (but not later than two (2) Business Days thereafter) to the Subscriber along with this Subscription Agreement, and this Subscription Agreement shall have no force or effect.

Notwithstanding anything herein to the contrary, the Issuer understands that although the Acquired Shares are being acquired by the Subscriber pursuant to this Agreement, the Subscriber may arrange for substituted purchasers (the “Substituted Purchasers”), for up to twenty (20) Business Days after Closing, who will be “accredited investors” (as defined above), for a portion of the Acquired Shares in connection with the private placement of the Acquired Shares in the United States only in accordance with the provisions of this Agreement and, without limiting the foregoing, only to Substitute Purchasers that satisfy the applicable requirements set forth on Schedule A to this Agreement. Each Substituted Purchaser may purchase Acquired Shares directly from the Subscriber at the Per Share Purchase Price set forth above.

2. Purchase Price. For purposes of this Subscription Agreement, the “Per Share Purchase Price” shall be equal to $4.00.

3. Closing.

a. The closing of the Subscription contemplated hereby (the “Closing”) shall occur simultaneously with the execution and delivery of this Subscription Agreement by the Issuer and the Subscriber (such date, the “Closing Date”).

b. At the Closing:

(i) Subscriber shall deliver to the Issuer the Aggregate Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in writing; and

(ii) The Issuer shall deliver to Subscriber the Acquired Shares against and upon payment by the Subscriber in book entry form, free and clear of any liens (other than those arising under state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. Each book entry for the Acquired Shares shall contain a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

4. Issuer Representations and Warranties. The Issuer represents and warrants that:

a. The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b. The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation (as amended as of the Closing Date) and bylaws or under the laws of the State of Delaware.

c. This Subscription Agreement, the Other Subscription Agreements, the Purchase Agreement and the Registration Rights Agreement (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Issuer and are enforceable against the Issuer in accordance with their respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

d. Assuming the accuracy of Subscriber’s representations and warranties in Section 5, the execution and delivery by the Issuer of the Transaction Documents, and the performance by the Issuer of its obligations under the Transaction Documents, including the issuance and sale of the Acquired Shares and the consummation of the other transactions contemplated herein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or its Subsidiaries (as defined below) pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer or its Subsidiaries is bound or to which any of the property or assets of the Issuer or is Subsidiaries is subject, which would have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer and its Subsidiaries taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or its Subsidiaries or any of their respective properties, in the case of each of the foregoing clauses (i)-(iii) that would have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with this Subscription Agreement. For purposes of this Subscription Agreement, “Subsidiaries” shall have the meaning ascribed to such term in the Purchase Agreement.

e. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the Common Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

f. The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g. Assuming the accuracy of Subscriber’s representations and warranties in Section 5, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) filings required by applicable state or federal securities laws, (ii) the filings required in accordance with Section 7(m), (iii) those notices and filings required by the Nasdaq Global Market (the “Stock Exchange”), which notices and filings have been made prior to the execution of this Agreement, and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the sale and issuance of the Acquired Shares.

h. As of the date hereof, upon the closing of the Transaction but prior to the closing of the Subscription and the transactions contemplated by the Other Subscription Agreements, (i) the authorized capital stock of the Issuer consists of (A) 50,000,000 shares of preferred stock and (B) 100,000,000 Common Shares and (ii) 5,294,462 shares of preferred stock are issued and outstanding and 27,603,183 Common Shares are issued (including 4,618,146.00 of which are held in ADES’ treasury) and 22,985,037 Common Shares are outstanding.

i. The issued and outstanding Common Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Stock Exchange. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the Stock Exchange or the U.S. Securities and Exchange Commission (the “Commission”) with respect to any intention by such entity to deregister the Common Shares or prohibit or terminate the listing of the Common Shares on the Stock Exchange. The Issuer has taken no action that is designed to terminate the registration of the Common Shares under the Exchange Act.

j. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber in the manner contemplated by this Subscription Agreement.

k. Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Shares.

l. None of the forms, reports, statement, schedules, prospectuses, proxies, registration statements or other documents, if any, filed by the Issuer with the Commission since January 1, 2020 (the “SEC Documents”) filed under the Exchange Act (except to the extent that information contained in any SEC Document has been superseded by a later timely filed SEC Document) contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the Staff of the Commission with respect to any of the SEC Documents.

m. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Issuer or its Subsidiaries, threatened against the Issuer or its Subsidiaries, (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer or its Subsidiaries or that has the effect of making consummation of the Subscription illegal or otherwise preventing or prohibiting consummation of the Subscription or (iii) governmental authority that shall have instituted or threatened in writing a proceeding seeking to impose any such prevention or prohibition.

n. None of the Issuer, its Subsidiaries, nor any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Acquired Shares under the Securities Act, whether through integration with prior offerings pursuant to Rule 502(a) of the Securities Act or otherwise.

5. Subscriber Representations and Warranties. Subscriber represents and warrants that:

a. If Subscriber is an entity, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with the requisite entity power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly authorized, executed and delivered by Subscriber. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c. The execution and delivery by Subscriber of this Subscription Agreement, and the performance by Subscriber of its obligations under this Subscription Agreement, including the purchase of the Acquired Shares and the consummation of the other transactions contemplated herein, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would be reasonably likely to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of Subscriber’s properties that would be reasonably likely to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A promulgated under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an “accredited investor” (as defined above) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete.

e. Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act or any other securities laws of the United States or any other jurisdiction. Subscriber acknowledges that it is acquiring its entire beneficial ownership interest in the Acquired Shares for Subscriber’s own account and not with a view to any distribution of the Acquired Shares in any manner that would violate the securities laws of the United States or any other jurisdiction. Subscriber understands that the Acquired Shares may not be resold, Transferred (as defined herein), pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 promulgated under the Securities Act, absent a change in law, receipt of regulatory no-action relief or an exemption, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act (including without limitation sales conducted pursuant to Rule 144 promulgated under the Securities Act), and that any certificates or book entry records representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or Transfer of any of the Acquired Shares. For purposes of this Subscription Agreement, “Transfer” shall mean any direct or indirect transfer, redemption, disposition or monetization in any manner whatsoever, including, without limitation, through any derivative transactions.

f. Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Issuer or any of its respective affiliates, or any of their respective subsidiaries, control persons, officers, directors, employees, partners, agents or representatives or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer included in this Subscription Agreement.

g. Subscriber’s acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

h. In making its decision to subscribe for and purchase the Acquired Shares, Subscriber represents that it has relied solely upon its own independent investigation. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by the Issuer or any of its respective affiliates, or any of their respective control persons, officers, directors, employees, partners, agents or representatives, concerning the Issuer or the Acquired Shares or the offer and sale of the Acquired Shares or Subscriber’s decision to purchase the Acquired Shares. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

i. Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber qualifies as a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment, both in general and with regard to transactions in, and investment strategies involving, securities, including Subscriber’s investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

k. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

l. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.

m. Neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Acquired Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of Issuer’s representations and warranties contained herein.

n. Neither Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, the Russia Related Sanctions Programs each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively “OFAC Lists”), (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, or the covered regions of Ukraine, including Crimea, the Donetsk People’s Republic, and the Luhansk People’s Republic, or any other country or territory embargoed or subject to comprehensive trade restrictions by the United States, the United Kingdom, the European Union or any European Union individual member state, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law.

o. If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of ERISA, (ii) a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code, (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with the ERISA Plans, the “Plans”), then Subscriber represents and warrants that (1) neither the Issuer, nor any of its respective affiliates (the “Transaction Parties”) has provided investment advice or has otherwise acted as the Plan’s fiduciary with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision to acquire and hold the Acquired Shares, and none of the Transaction Parties is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Shares, and (2) its purchase of the Acquired Shares will not result in a non-exempt prohibited transaction under section 406 of ERISA or section 4975 of the Code, or any applicable Similar Law.

p. Subscriber has sufficient funds to pay the Aggregate Purchase Price pursuant to Section 3(b)(i).

6. Additional Agreements.

a. Subscriber hereby represents, warrants, covenants and agrees that, prior to the Closing Date, neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber has or will engage in any Short Sales with respect to securities of the Issuer. For purposes of this Section 6, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Acquired Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Acquired Shares shall not be required to provide the Issuer with any notice thereof; provided, however, that neither the Issuer nor their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Acquired Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Issuer in all respects.

b. The Issuer has not, and shall not, enter into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or such other investor’s direct or indirect investment in the Issuer other than (i) the Purchase Agreement, and (ii) the Other Subscription Agreements. True and complete copies of the Other Subscription Agreements have been provided to the Subscriber. No Other Subscription Agreement included a purchase price per share that is lower than the Per Share Purchase Price or otherwise contains terms that are more favorable in any material respect to the subscriber thereunder than the terms of this Subscription Agreement are to the Subscriber. The Issuer shall not amend, modify or otherwise supplement any Other Subscription Agreements in any material respect following the date of this Subscription Agreement.

7. Miscellaneous.

a. Each of the Issuer and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby to the extent required by law or by regulatory bodies.

b. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares, if any) may be transferred or assigned.

c. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

d. The Issuer may request from Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Issuer agrees to keep any such information provided by Subscriber confidential.

e. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

f. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

g. Any term or provision of this Subscription Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Subscription Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Subscription Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Subscription Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

h. This Subscription Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Subscription Agreement (in counterparts or otherwise) by all parties hereto by electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Subscription Agreement.

i. Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

j. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) five (5) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)	if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)	if to the Issuer, to:

Advanced Emissions Solutions, Inc.
8051 E. Maplewood Avenue, Suite 210
Greenwood Village, CO 80111
USA
Attn:

Email:

with a required copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, TX 75201
USA

Attn:

Email:

k. This Subscription Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Subscription Agreement or any of the transaction contemplated herein, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7(k); (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 7(j) of this Subscription Agreement.

l. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS SUBSCRIPTION AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(L).

m. Notwithstanding anything in this Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of Subscriber or any of its affiliates, or include the name of Subscriber or any of its affiliates in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (i) as required by the federal securities law (including any required beneficial ownership disclosure in any filing made by the Issuer with the Commission), (ii) in the filing of the form of this Subscription Agreement with the Commission and in the related Current Report on Form 8-K in a manner acceptable to the undersigned, (iii) in a press release or marketing materials of the Issuer in connection with the Transaction in a manner reasonably acceptable to Subscriber and (iv) to the extent such disclosure is required by law, at the request of the Staff of the Commission or regulatory agency or under the regulations of the Stock Exchange, in which case the Issuer shall provide Subscriber with prior written notice of such disclosure permitted under this subclause (iv).

n. This Subscription Agreement may not be amended, modified, supplemented or waived except by an instrument in writing, signed by each of the parties hereto.

o. The parties agree that irreparable damage would occur if any provision of this Subscription Agreement were not performed in accordance with the terms hereof or were otherwise breached, and accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, or to enforce specifically the performance of the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 7(l), in addition to any other remedy to which any party is entitled at law, in equity, in contract, in tort or otherwise.

[Signature pages follow.]

IN WITNESS WHEREOF, the Issuer has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

ADVANCED EMISSIONS SOLUTIONS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, and solely as it relates to the recitals of this Subscription Agreement, the undersigned has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

ELBERT HOLDINGS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: ________, 2023

Subscriber EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Number of Common Shares subscribed for:
[●]

Aggregate Subscription Amount: $

You must pay the Aggregate Subscription Amount by wire transfer of United States dollars in immediately available funds to the account previously specified by the Issuer in writing